BRIDGE AGREEMENT

     Bridge Agreement, dated December 12, 2003, between Dwango North America Corp. (the "Company") and Alexandra Global Master Fund, Ltd. (the "Fund").

          1. The Fund agrees,in consideration of the terms set forth below, to wire $300,000 to Company on the date hereof.

          2. The Company agrees to issue to the Fund 250,000 shares of Common Stock of the Company ("Common Stock") (i.e. purchase price of $1.20 per share). The Company shall also issue to the Fund warrants to purchase an aggregate of 125,000 shares of Common Stock exercisable at $1.20 per share. Such issuances shall be made within 3 business days of the date hereof. The warrants shall be in the form attached hereto as Exhibit A. Such Common Stock and warrants are hereafter referred to as the "Securities".

          3. The Securities may be exchanged by the Fund at any time within the next 45 days into such securities issued in a financing mutually agreeable to the Company and the Fund (a "Subsequent Financing").

          4. If a Subsequent Financing does not occur within 45 days of the date hereof, then the Company shall issue additional warrants to the Fund to purchase 125,000 shares of Common Stock exercisable at $1.20 per share, in the same form as the warrants issued pursuant to Section 2.

          5. The Company shall use the $300,000 of funds to pay payroll and to pay outside vendors, supplies and creditors.

          6. The Securities shall have registration rights equivalent to those applicable to the "Registerable Securities" as set forth in Article VIII of the draft of Note Purchase Agreement previously sent by the Fund to the Company (except that the reference of 120 days in the definition of "Registration Event" shall be 150 days).

          7.    This agreement may be signed in counterparts.

                                              Dwango North America Corp.

                                              /s/ R. E. Huntley
                                              ----------------------------------
                                              Name:Robert E. Huntley
                                              Title: CEO/Chairman


                                              Alexandra Global Master Fund, Ltd.
                                              By: Alexandra Investment
                                                  Management, LLC

                                              /s/ M. Filimonov
                                              ----------------------------------
                                              Name:Mikhail Filimonov
                                              Title: CEO/Chairman